Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of May 26, 2023 by and between MariaDB USA, Inc. (the “Company”), and Paul O’Brien (the “Executive”), an individual. As of the Effective Date (defined below), this Agreement shall supersede and replace in its entirety any other employment or consultant agreement or offer letter, including any amendments thereto, previously entered into by the parties.

WHEREAS, the Company desires to continue to employ the Executive by entering into this Agreement embodying the terms of such employment, and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.                  Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts continued employment with the Company, subject to the terms and conditions set forth in this Agreement, effective as of May 26, 2023 (the “Effective Date”).

2.                  Term. Subject to earlier termination or extension as hereinafter provided, the term of the Executive’s employment hereunder shall commence on the Effective Date and shall continue for one (1) year from the Effective Date. The term of this Agreement shall be automatically renewed for additional one (1) year periods unless either the Company or the Executive gives sixty (60) days’ written notice prior to expiration of the current term that the term shall not be extended. The term of the Executive’s employment hereunder is hereafter referred to as the “Employment Term.”

3.                  Capacity and Performance.

(a)               During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and shall report directly to the Board of Directors of MariaDB plc (the “Board”).

(b)               During the Employment Term, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company as are commensurate with his position as Chief Executive Officer and such further duties and responsibilities as may be reasonably designated from time to time by the Board.

(c)               During the Employment Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Employment Term that is competitive to the Company’s business, uses the Company’s property, and/or creates a conflict with the Company, except as may be expressly approved in advance by the Board in writing. Notwithstanding the foregoing, the Executive may serve on civic, trade association and charitable boards and conduct personal investment activities, so long as these activities do not interfere with the Executive’s performance of his duties and responsibilities under this Agreement.

4.                  Compensation and Benefits. As compensation for all services performed by the Executive during the Employment Term and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company pursuant to this Agreement or otherwise, the Executive shall be entitled to the following:

(a)               Base Salary. During the Employment Term, the Company shall pay the Executive a base salary at the rate of $450,000 per annum, payable in accordance with the payroll practices of the Company for its executives. Such base salary, as the same may from time to time be adjusted at the discretion of the Company, is hereafter referred to as the “Base Salary.”

(b)               Target Bonus. The Executive shall be eligible to participate in an annual incentive program. The target bonus amount for fiscal year 2023 shall be equal to $200,000, prorated for fiscal year 2023, (as the same may be adjusted in future fiscal years at the discretion of the Company, the “Target Bonus”).

(c)               Paid Time Off. The amount of paid time off, including routine time-off work for purposes such as vacation, relaxation and other short-term absences, including illness or caring for a family member, the Executive may take is uncapped, subject only to the Company’s business needs and the Executive’s work obligations. As a result, the Executive will not accrue vacation days, and will not be paid for accrued and unused time off upon separation from employment.

(d)               Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

(e)               Benefits. The Executive shall be eligible to participate, subject to and in accordance with applicable eligibility requirements, in such employee benefit plans, policies, programs and arrangements as are generally provided to the Company’s other similarly situated executives, which shall include, at a minimum, basic health, dental and vision insurance.

5.                  Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

(a)               Final Compensation. In the event of any termination of employment event set forth in this Section 5, the Executive shall be entitled to:

(i)                 The Executive’s Base Salary earned but not paid through the date of termination in accordance with the payroll practices of the Company for its executives;

(ii)              Pay for any paid time off earned but not used through the date of termination in accordance with Company policy; and

(iii)            Any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation thereof are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (collectively the “Final Compensation”).

(b)               Death. In the event of the Executive’s death during the Employment Term, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate his Final Compensation and any unpaid Target Bonus earned but not yet paid.

(c)               Disability.

(i)                 The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes incapacitated during the Employment Term through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform the essential functions of the Executive’s position, for ninety (90) consecutive calendar days or an aggregate of one hundred twenty (120) calendar days during any period of three hundred and sixty-five (365) consecutive calendar days (such incapacity is hereinafter referred to as “Disability”). In the event of termination of the Executive’s employment by the Company for Disability, the Company shall have no further obligation to the Executive, other than for payment for any unpaid Final Compensation.

(ii)              The Company may designate another employee to act in the Executive’s place during any period of the Executive’s Disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits under 4(e) subject to the terms of the benefit plans or programs, until the termination of the Executive’s employment.

(iii)            If any question shall arise as to whether Disability exists during the Employment Term, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician mutually selected by the Company and the Executive who specializes in the medical condition which may be the basis for a Disability determination, to determine whether the Executive is so Disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(d)               By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature and factual basis of such Cause. In the event of termination of the Executive’s employment by the Company for Cause, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation. The following shall constitute Cause for termination (“Cause”):

(i)                 Committing fraud, theft or gross negligence that, in the case of gross negligence, has a material adverse effect on the business or financial condition of the Company or any of its affiliated companies;

(ii)              Making a willful material misrepresentation to the Board;

(iii)            Refusing to comply with any material obligations reasonably incidental to the Executive’s employment or under this Agreement or to comply with a reasonable and lawful instruction of the Board;

(iv)             Engaging in any conduct or committing any act that is, in the reasonable good faith opinion of the Board, materially injurious or detrimental to the substantial interest of the Company and its affiliated companies;

(v)               Being convicted of, or entry of a pleading of guilty or no contest to any (A) felony, (B) lesser crime of which fraud or dishonesty is a material element or (C) crime of moral turpitude; or

(vi)             Failing substantially to comply with any written rules, regulations, policies or procedures of the Board or of the Company, furnished or otherwise made available to the Executive that, if not complied with, could reasonably be expected to have a material adverse effect on the business of the Company or any of its affiliated companies, which failure remains uncured thirty (30) days following written notice to the Executive from the Company of same.

(e)               By the Company without Cause (and Not in Connection with a Change in Control). The Company may terminate the Executive’s employment hereunder without Cause at any time upon notice to the Executive. In the event of such termination (and not in connection with a Change in Control), then in addition to the Final Compensation, the Company shall pay or provide to the Executive:

(i)                 Continued payment of the Executive’s Base Salary at the rate in effect on the date of termination (ignoring any reduction of Base Salary that forms the basis for a Good Reason termination), until the conclusion of a period equal to six (6) months following the date of termination (the “Salary Continuation Period”), subject to required deductions and payable in accordance with the normal payroll practices of the Company, beginning at the Company’s next regular payroll period following Executive’s satisfaction of the Release Condition (as defined below), which payment shall be retroactive to the next business day following the date of termination; and

(ii)              An amount equal to up to fifty percent (50%) of the Target Bonus which Executive would have been entitled to receive for the fiscal year of termination pursuant to Section 4(b), payable based on actual achievement of the performance criteria applicable to the bonus, and reduced by any bonus amounts previously paid to the Executive with respect to such bonus for the fiscal year of termination (the “Pro Rata Bonus”) (e.g., if the Executive’s employment terminates during the second fiscal quarter, and the Executive was previously paid a bonus for the first fiscal quarter, the Executive shall be entitled to a bonus amount based on actual performance for the second and third fiscal quarters of the fiscal year). The Pro Rata Bonus is payable at the same time that such bonuses are generally paid to other senior executives.

(iii)            If the Executive and the Executive’s spouse and eligible dependents are entitled to, and timely elect to, continue their coverage (or the coverage of any one of them) under the Company’s group health plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), the Company shall pay the premiums (or reimburse the Executive for any premiums paid by the Executive for such COBRA continuation coverage for a period of six (6) months following the last day of the month containing the Executive’s date of termination or, if earlier, (x) until the Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plans or (y) the Executive becomes eligible for group health insurance coverage from another employer. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Company may unilaterally amend this Section 5(e)(iii) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its affiliates, including, without limitation, under Section 4980D of the Code. Following the six (6) month period of payment or reimbursement, the Executive may continue COBRA continuation coverage under the Company’s group health plan (to the extent the Executive remains eligible for such coverage) at the Executive’s own expense for the remainder of the period during which the Executive is eligible for such coverage.

(f)                By the Executive for Good Reason. The Executive may terminate his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” means without the Executive’s consent:

(i)                 Any material and adverse reduction in the Executive’s responsibilities, title, duties, authority, or reporting line which represents a material and adverse change with respect to the Executive’s responsibilities, title, duties authority or reporting line as in effect immediately prior to such change (which, for the avoidance of doubt, shall not include (A) the hiring of additional subordinates to fill some of the Executive’s duties and responsibilities; (B) any disposition or sale of any legal entity that constitutes part of the business of the Company or (C) any change in duties resulting from any purchases, joint venture arrangements or restructurings of the business of the Company);

(ii)              Any material reduction in the Executive’s Base Salary or Executive’s target bonus percentage or amount, unless such reduction is made equivalently across the board to other senior executives of the Company; or

(iii)            Any failure by the Company to comply with any material provision of this Agreement.

Notwithstanding the above, the events described in clauses (i), (ii) and (iii) above shall not constitute Good Reason unless the Executive notifies the Company in writing within thirty (30) days after the initial occurrence of the event giving rise to Good Reason and the Company has failed to cure the circumstances giving rise to Good Reason within thirty (30) days following such notice by the Executive (the “Cure Period”). If the Company fails to so cure prior to the expiration of the Cure Period, then the Executive may tender his resignation for Good Reason, such resignation to be effective no later than thirty (30) days following the end of the Cure Period; it being understood that if the Executive fails to resign within such thirty (30) day period, his right to terminate his employment for Good Reason shall be deemed to be waived. In the event of termination in accordance with this Section 5(f), and in lieu of any severance benefits that may be payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then the Executive shall be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company without Cause in accordance with Section 5(e) above; provided that the Executive satisfies all conditions to such entitlement. The parties agree that payment of the amounts specified in this Section 5(f) shall constitute liquidated damages for any default by the Company pursuant to this section and shall satisfy any liability of the Company to the Executive in respect of such default.

(g)               By the Executive without Good Reason. The Executive may terminate his employment hereunder at any time without Good Reason upon sixty (60) days’ notice to the Company. In such event, the Company shall have no further obligation to the Executive, other than for any Final Compensation due to him. In the event of termination of the Executive’s employment pursuant to this Section 5(g), the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company shall pay the Executive his Base Salary for the notice period (or for any remaining portion of the period).

(h)               By the Company as a Result of a Change in Control. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case within three (3) months before or twelve (12) months after a Change in Control, the Executive shall receive in addition to his Final Compensation (and in lieu of amounts payable in connection with a termination under Section 5(e) and (f) of this Agreement):

(i)                 An amount equal to fifty percent (50%) of the Executive’s Base Salary at the rate in effect on the date of termination (ignoring any reduction of Base Salary that forms the basis for a Good Reason termination), subject to required deductions and payable in a lump sum at the time set forth in Section 6(d);

(ii)              An amount equal to fifty percent (50%) of the Target Bonus at the rate in effect on the date of termination (ignoring any reduction of Target Bonus that forms the basis for a Good Reason termination), paid in a lump sum at the time set forth in Section 6(d);

(iii)            An amount equal to six (6) months of COBRA premiums, at the rate of such premiums in effect under the Company’s group health plan(s) on the date of termination for the coverage the Executive has in effect under such plan(s) on such date, paid in a lump sum at the time set forth in Section 6(d); and

(iv)             One hundred percent (100%) of any then-unvested compensatory equity awards subject to a time-vesting requirement shall immediately vest in full, with any awards unvested and subject to a performance contingency that had not been met as of the qualifying termination vesting pursuant to the relevant equity award grant agreement.

(v)               For purposes of this Section 5(h), a Change in Control shall be deemed to have occurred as of the occurrence of any of the following (in one transaction or a series of related transactions):

(A)             Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming a “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of MariaDB plc representing more than fifty percent (50%) of the voting power of MariaDB plc’s then outstanding securities;

(B)              A consolidation, share exchange, reorganization or merger of MariaDB plc resulting in the stockholders of MariaDB plc immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event; or

(C)              The sale or other disposition of all or substantially all the assets of MariaDB plc, other than in connection with a bankruptcy proceeding or to a majority-owned subsidiary.

6.                  Effect of Termination. The provisions of this Section 6 shall apply to termination pursuant to Section 5 or otherwise.

(a)               The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Sections 5(e), 5(f) or 5(h) hereof.

(b)               Except for medical and dental plan coverage continued pursuant to the provisions of COBRA, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c)               Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(e), 5(f) or 5(h) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 5(e), 5(f) or 5(h), no compensation is earned after termination of the Executive’s employment.

(d)               Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any Final Compensation, are conditioned upon and subject to the Executive’s resignation from all positions the Executive then holds with the Company and its affiliates, the Executive’s continuing compliance with his obligations to the Company, and the execution, delivery and non-revocation of a fully effective standard general waiver and release of all claims, except for such matters expressly covered by provisions of this Agreement (or the award agreement for any equity awards) which expressly survive the termination of this Agreement, in such form as may be prepared by the Company (the “Release Condition”). Payments of amounts and benefits which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the sixtieth (60th) day after termination of employment (subject to further delay, if required pursuant to Section 10(b) below) provided that the Release Condition is satisfied; and provided further, that, if the maximum period during which the Executive can consider and revoke the release begins in one calendar year and ends in the following calendar year, then such payments shall not be made until the later of (i) the first business day in the immediately following calendar year and (ii) the first business day occurring after the date that the Release Condition is satisfied (subject to later payment as set forth in Section 5(e)(ii)). Payments and benefits of amounts described in the previous sentence shall include as a lump sum all payments and benefits which would otherwise have been paid pursuant to this Agreement from the date of the Executive’s termination of employment to the date when payments commence.

7.                  Confidential Information; Defend Trade Secrets Act Notice. As a condition to employment, the Executive will sign and comply with the Company’s Proprietary Information and Invention Assignment Agreement (the “Confidential Information Agreement”) and the Company’s standard agreement governing the arbitration of employment claims. Nothing in this Agreement or the Confidential Information Agreement prohibits the Executive from reporting to any governmental authority or attorney information concerning suspected violations of law involving the disclosure of trade secrets, provided that the Executive does so consistent with 18 U.S.C. Section 1833.

8.                  Cooperation.  Subject to the Executive’s business and personal commitments, the Executive agrees that, for a period of six (6) months after his employment terminates, he shall respond to all reasonable inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during the Executive’s employment with the Company, and the Executive further agrees to reasonably cooperate with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Company relating to the period during which the Executive was employed by the Company and with respect to matters which the Executive has knowledge or information.

9.                  Representations of Executive; Advice of Counsel.

(a)               The Executive hereby represents and warrants that:

(i)                 The Executive has the full right, authority and capacity to enter into this Agreement and to perform the Executive’s obligations hereunder,

(ii)              The execution of this Agreement and the performance of the Executive’s obligations hereunder shall not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and

(iii)            The Executive is not now subject to any covenants against competition or similar covenants, any court order or other legal obligation, or other agreement that would affect the performance of the Executive’s obligations hereunder or would otherwise conflict with, prevent or restrict the full performance of the Executive’s duties and obligations to the Company hereunder during or after the Employment Term.

(b)               The Executive covenants that he shall not disclose or use on behalf of the Company any proprietary information of a third party without such party’s consent.

(c)               Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.

10.              Withholding; Section 409A.

(a)               All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

(b)               For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A shall be compliant with Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and the Executive is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A) or, if earlier, the Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments shall be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate and distinct payment and the right to a series of installment payments shall be deemed to be a right to a series of separate and distinct payments. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. To the extent that any reimbursements pursuant to Section 4(d) are taxable to the Executive, any such reimbursement payment due to the Executive shall be paid to the Executive as promptly as practicable consistent with Company practice following the Executive’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4(d) and any in-kind benefits are not subject to liquidation or exchange for another benefit and the amount of such benefits, reimbursements and in-kind benefits that the Executive receives (or is eligible to receive) in one taxable year shall not affect the amount of such benefits, reimbursements or in-kind benefits that the Executive receives in any other taxable year.

11.              Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor that assumes and agrees to perform this Agreement by operation of law or otherwise.

12.              Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.              Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.              Excess Parachute Limitation. Notwithstanding any other provision in this Agreement, in the event the Executive becomes entitled to any payments or benefits whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control or any person affiliated with the Company or such persons (in the aggregate, “Payments”), which Payments are reasonably determined by the Executive, but for this Section 14, to be subject to the tax imposed by Section 4999 or any successor provision of the Code (the “Excise Tax”), the Company shall pay the Executive either (i) the full amount of the Payments or (ii) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax (the “Capped Payment”), whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.

(a)               If a reduction in the Payments is required so that the amount of the Payments equals the Capped Payment, the Payments shall be reduced in the following order: (1) reduction of cash Payments otherwise payable to the Executive that are exempt from Code Section 409A; (2) reduction of any other payments and benefits otherwise payable to the Executive that are exempt from Code Section 409A; (3) cancellation of accelerated vesting of equity awards (other than stock options) that are exempt from Code Section 409A; (4) cancellation of accelerated vesting of stock options that are exempt from Code Section 409A; and (5) reduction of any other payments and benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company. If acceleration of vesting of Executive's stock options or other equity awards is to be reduced pursuant to clauses (3) or (4) of the immediately preceding sentence, such acceleration of vesting shall be accomplished by first canceling such acceleration for the vesting installment that shall vest last and continuing to the extent necessary by canceling such acceleration for the next vesting installment with the latest vesting.

(b)               All computations and determinations called for by this Section 14 shall be made and reported in writing to the Company and the Executive by an independent accounting firm or independent tax counsel selected by the Executive subject to approval by the Company, which approval shall not be unreasonably withheld (the “Tax Advisor”). For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall pay all fees and expenses charged by the Tax Advisor in connection with its services.

15.              Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, or to such other address as either party may specify by notice to the other actually received.

16.              Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

17.              Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

18.              Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

20.              Alternative Dispute Resolution. The Company and the Executive (the “Parties”) agree that any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this paragraph, will be determined by arbitration administered by JAMS pursuant to their Employment Arbitration Rules and Procedures which are located at https://www.jamsadr.com/rules-employment-arbitration/ and available from the Company by request. This mutual agreement to arbitrate claims related to this Agreement will not include claims that, as a matter of federal law or state/local law that is not preempted by federal law, the Parties cannot agree to arbitrate. The arbitration will be conducted in San Mateo County, California, or such other location as the Parties may agree, or where otherwise required by applicable law.

Unless applicable law requires otherwise, the arbitrator will have the authority to determine the enforceability of this Agreement as well as whether a claim is arbitrable, both of which will be decided under the Federal Arbitration Act. This Agreement does not include an agreement for the Executive to arbitrate claims on a class, collective or representative basis.  To the fullest extent permitted by law, no arbitrator shall have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or to grant relief other than on an individual basis to the individual claimant involved. Disputes do not include: (i) claims that, as a matter of federal, state or local law, the Parties cannot agree to arbitrate, on a pre-dispute basis or otherwise (unless such claims are preempted by federal law). The arbitrator shall have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary judgment and/or adjudication and to set deadlines for filing motions for summary judgment and/or adjudication, and to set briefing schedules for any motions.  If there is a conflict between the JAMS Rules and this Agreement, this Agreement governs.

Any arbitral award determination shall be final and binding on the Company and the Executive and may be entered as a judgment in a court of competent jurisdiction. The arbitrator must issue an award in writing which shall include a written, reasoned statement of decision or opinion that fully sets forth (a) an application of the facts to the law of the case; (b) findings of fact from the evidence presented; (c) conclusions of law based upon the Parties’ respective legal theories; and (d) the arbitrator’s calculations of the types of damages and/or other monetary remedies awarded to any Party, if any.

All arbitration fees and costs relating to the arbitrator and the arbitration proceeding itself will be paid for by the Company.  Each Party will pay its own attorneys’ fees and costs, if any; provided that if either Party prevails on a claim which affords the prevailing Party attorneys’ fees pursuant to applicable law, statute, or contract, the arbitrator may award reasonable attorneys’ fees and costs consistent with applicable law. The Parties agree that the arbitrator shall invoice the Company for the fees and costs to initiate arbitration with such payment being due within forty-five (45) days of receipt of the invoice.  The Parties agree that the arbitrator shall invoice the Company for the fees and costs associated with proceeding to arbitration ninety (90) days in advance of the arbitration with the fees and costs being due fourteen (14) days before the date of the arbitration. For the avoidance of doubt, the arbitrator shall provide an invoice to all Parties by the same means on the same day.

Nothing in this section prevents either Party from participating as a witness in any proceeding.  Nor does this section limit any right that the Executive may have regarding the disclosure information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful.  This section does not prevent the Executive from making truthful statements or disclosures about alleged unlawful employment practices.  Nor does this section limit any rights the Executive may have regarding reporting any allegations of unlawful conduct to federal, state, or local officials for investigation.  The Executive and the Company agree that the enforceability of this paragraph will be governed exclusively by the Federal Arbitration Act and acknowledge that the Company’s business and the Executive’s employment involve interstate commerce.

Nothing in this section prevents the Executive from discussing or disclosing information about unlawful acts in the workplace.

Nothing in this Agreement shall prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. This agreement to arbitrate is freely negotiated between the Executive and the Company and is mutually entered into between the Parties. By entering into this Agreement, the Parties are waiving all rights to have their disputes heard or decided by a jury or in a court trial.

By initialing here, the Executive acknowledges he has read this paragraph and agrees with the arbitration provision.

21.              Governing Law; Consent to Jurisdiction.

(a)               This contract shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof.

(b)               Each of the parties hereto irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings arising out of or relating to this Agreement (a “Proceeding”) shall be heard and determined in a California state or a federal court sitting in San Mateo Country, California, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Proceeding. Each of the parties hereto irrevocably waives any objection to the laying of venue of any such Proceeding brought in any such court and irrevocably waives any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum.

22.              Indemnity. In addition to the Executive’s rights to indemnification as an officer of Company, Company shall indemnify, defend, and hold the Executive, and his agents, contractors, assigns and successors (collectively, “Executive Indemnitees”) harmless from and against all claims, demands, actions, proceedings, investigations, audits or suits (collectively, “Claims”) brought against any Executive Indemnitee arising from conduct or actions which occurred prior to Executive’s employment by Company and to indemnify, defend, and hold harmless such Executive Indemnitee from and against any loss, damage, expense, penalty, tax, fine, cost (including any fee for any attorney and any other professional and the cost of litigation) and liability (collectively, “Liabilities”) arising out of or relating to any such Claims incurred in connection with or as result of any conduct or actions which occurred prior to the Executive’s employment by Company.

23.              Effectiveness. This Agreement shall become legally binding upon its execution by each of the parties.

IN WITNESS WHEREOF, this Agreement has been executed by the Company’s duly authorized representative and by the Executive as of the date first above written.

MARIADb USA INC.		PAUL O’BRIEN

By:	/s/ Bill Munger	/s/ Paul O'Brien
William Munger
VP, Global HR

Date Signed:	May 26, 2023	Date Signed:	May 26, 2023